UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of earliest event reported): December 7, 2006 (December 1, 2006)
Zapata Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-4219 (Commission File Number)	C-74-1339132 (I.R.S. Employer Identification No.)

100 Meridian Centre, Suite 350 Rochester, New York (Address of principal executive offices)		14618 (Zip Code)
(585) 242-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement.
     The disclosure set forth in Item 2.01 (Completion of Acquisition or Disposition of Assets) is hereby incorporated by reference into this Item 1.01.
Item 2.01 Completion of Acquisition or Disposition of Assets
     On December 1, 2006, Zapata Corporation, a Nevada corporation (“Zapata” or “the Company”), the 33% stockholder of Omega Protein Corporation, a Nevada corporation (“Omega”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), with a group of institutional investors to sell its remaining 5,232,708 shares (the “Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of Omega held by Zapata at a purchase price of $5.55 per share, and gross proceeds of approximately $29.0 million (the “Purchase Price”). The purchasers were: Special Situations Fund III QP, L.P., Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Franklin Microcap Value Fund, Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Channel Partnership II, L.P. (collectively, the “Purchasers”) D.A. Davidson & Co. acted as the sole placement agent in the transaction. The closing of the transaction was completed December 4, 2006. Omega and the Purchasers each made customary representations and warranties and covenants in the Purchase Agreement. Zapata agreed to indemnify the Purchasers for losses to which they may become subject as the result of a breach of any representation, warranty, covenant or agreement by Zapata under the Purchase Agreement or the other transaction documents. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
     The securities sold by Zapata were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. In connection with the private placement, Omega entered into a registration rights agreement with the Purchasers dated December 1, 2006 (the “Registration Rights Agreement”) and agreed to file with the Securities & Exchange Commission within 30 days after closing a shelf registration statement covering the resale of the Shares and to exercise commercially reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable.
     In connection with this registration statement, Zapata entered into a letter agreement with Omega, dated December 1, 2006, whereby it agreed, subject to certain conditions and obligations of Omega, to reimburse Omega for liquidated damages it is required to pay to the Purchasers in the event the registration statement is not declared and does not remain effective in the agreed upon time periods under the Registration Rights Agreement. The liquidated damages are equal to 1.0% of the gross purchase price for each 30-day period during which the registration statement is not effective, up to a maximum of 10% of the gross purchase price. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.
     Zapata and Omega also delivered a Termination, Consent and Waiver dated December 1, 2006 to the Purchasers whereby, inter alia, Zapata and Omega agreed to terminate the option Zapata granted to Omega to purchase the Shares (the “Option”). The option was granted to Omega in a stock purchase agreement dated September 8, 2006, in connection with Omega’s repurchase of 9,268,292 shares of Common Stock (the “Repurchase Transaction”), which closed on November 28, 2006 as previously reported. The Option provided Omega with the right to acquire all of the shares of Common Stock held by Zapata on the date of the exercise of such option (the “Option Shares”) at a purchase price of $4.50 per Option Share (the “Option Purchase Price”), subject to certain conditions, from 270 days after the closing of the Repurchase Transaction and ending 390 days after the closing of the Repurchase Transaction. The foregoing description of the Termination, Consent and Waiver is qualified in its entirety by reference to the Termination, Consent and Waiver, a copy of which is attached hereto as Exhibit 10.3 and incorporated by reference herein.

     The sale of the Shares was unanimously approved by Zapata’s Board of Directors and by the written consent of the holder of a majority of the outstanding shares of Zapata’s common stock, which, in connection with the Repurchase Transaction, had approved the sale at a price of $4.50 or more, prior to expiration of the Option granted to Omega. Also in connection with the Repurchase Transaction, Zapata’s Board of Directors had received the opinion of Empire Valuation Consultants, LLC., an independent financial advisor, regarding the fairness, from a financial point of view, to Zapata’s stockholders of, inter alia, any public or private sales of the Shares at a price equal to or in excess of $4.50 per share during the period from the initial closing under the Repurchase Agreement until the expiration of Omega’s Option.
Item 9.01 Exhibits
(b) Pro Forma Financial Information
  The pro forma financial information for the transaction is attached hereto as Exhibit 99.1.
(d) Exhibits
10.1 Stock Purchase Agreement dated December 1, 2006 between Zapata Corporation and the Purchasers listed therein.
10.2 Letter Agreement dated December 1, 2006 between Zapata Corporation and Omega Protein Corporation
10.3 Termination, Consent and Waiver of Zapata Corporation and Omega Protein Corporation dated December 1, 2006
99.1 Unaudited Pro Forma Financial Information

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZAPATA CORPORATION

Dated: December 7, 2006	By:	/s/ Leonard DiSalvo

		Name:	Leonard DiSalvo
		Title:	VP-Finance and Chief Financial Officer

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